
ActiveCare

The New ActiveCare

August 2014

www.activecare.com

1365 West Business Park Drive
Orem, Utah 84058

T 877.219.6050
P 801.322.7197
F 855.864.2511



CONTENT

This booklet contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, and risks associated with our internal expansion. The contents of this presentation should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

REGARDING FORWARD-LOOKING STATEMENTS

This booklet contains forward-looking statements that are based on management's beliefs and assumptions and on information currently available to our management. In some cases, this booklet uses words such as "project," "believe," "anticipate," "plan," "expect," "estimate," "intend," "should," "would," "could," "potentially," "will" or "may," or other words that convey uncertainty of future events or outcomes to corroborate these forward-looking statements. Forward-looking statements in this booklet may include, but are not limited to, statements concerning:

- expectations of future operating results or financial performance;
- introduction of new products;
- plans for growth, future operations and potential acquisitions;
- plans to develop and commercialize our products;
- the size and growth potential of possible markets for our product candidates and our ability to serve those markets;
- the rate and degree of market acceptance of any future products;
- the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for additional financing and our ability to obtain additional financing;
  - the ability to attract strategic partners with development, regulatory and commercialization expertise; and
  - the development of marketing capabilities.

This booklet does not constitute an offer to sell or to purchase securities, nor is it a solicitation of an offer to sell or to purchase securities. Although based on assumptions that the Company believes are reasonable, there can be no assurances that they are reasonable; nor can there be any assurances that they will in fact prove to be correct. Consequently, they must not be relied upon to indicate or guarantee any anticipated results.

ACTIVECARE IS A PRODUCT, SERVICE AND TECHNOLOGY PROVIDER THAT OFFERS REAL-TIME VISIBILITY INTO HEALTH CONDITIONS AND RISK WHILE DELIVERING AN ACTIVE APPROACH IN CARING FOR MEMBERS THAT RESULTS IN IMPROVED OUTCOMES.





EXECUTIVE SUMMARY

It has been forecasted by the end 2014 there will be over 29 million individuals in the U.S. diagnosed with Type 2 diabetes costing the healthcare system approximately $245 billion annually.[1] According to a 2010 analysis from the Centers for Disease Control and Prevention, as many as 1 in 3 U.S. adults could have diabetes by 2050 if current trends continue.[1]

Previous efforts to address this crisis have resulted in isolated successes. Disease intervention and treatment programs have incurred high costs, presented challenges gathering diagnostic treatment data and shown an inability to intervene prior to the diabetic's condition becoming critical.

The New ActiveCare has engineered a vision and business strategy to address this growing epidemic. Why "New"? ActiveCare has not only re-engineered its product offering but has also brought on top flight industry executives that have over 50 years of healthcare experience. The New ActiveCare is providing a quality solution that includes diabetic products, data analytics and monitoring, resulting in documented improved clinical outcomes and an overall reduction in the cost of care. The combination of these program features benefit those suffering from diabetes as well as those funding the care of the diabetic population. Published in the January 2014 edition of US Endocrinology, a peer-reviewed study funded by ActiveCare concluded that the ActiveCare solution saved an average of $3,384 per year for each of the participants engaged in the ActiveCare program compared to the control group not utilizing the program (see page 25).[2]

By delivering these products, technologies and services, ActiveCare provides a solution for the care and management of diabetes.

1 - 2012 National Diabetes Fact Sheet. (2014). [Online]. Available http://www.cdc.gov/diabetes/pubs/statsreport14.htm

2 - Deployment of an mHealth Patient Monitoring Solution for Diabetes– Improved Glucose Monitoring Leads to Reduction in Medical Expenditure, US Endocrinology 2013;9(2):119–23

MARKET OPPORTUNITY

Healthcare costs in the United States are over $2.3 trillion annually [1] with 5% of the population accounting for 49% of total costs. [2] Over 60% of the adult population has at least one chronic disease. The management (or mismanagement) of patients with chronic diseases costs society nearly $1.7 trillion per year. [1] Products and services that can manage chronic illnesses and produce a better quality of life, while lowering healthcare costs, will be at a premium for the 21st Century.

One of the most costly chronic illnesses is diabetes which affects approximately 9% of the overall U.S. population or 29,000,000 people.[3] Studies have shown that the annual cost of treating an individual diagnosed with diabetes, and the comorbidities associated with the disease, can range from $12,000 to $16,000 per year.[3] This combination costs the U.S. health system up to $245 billion annually.[3] A major driver of diabetic related claims is the lack of adherence to regular blood glucose monitoring. It is estimated that less than 30% of diabetics monitor their blood glucose levels on a regular basis.[4]

Past efforts to address the diabetes crisis have had limited success. The challenge facing the healthcare system is not whether to implement proper glucose monitoring and control, but rather how to motivate people with diabetes to monitor their blood glucose levels to improve their lives. Numerous studies have indicated that tele-monitoring and tele-consultation programs have delivered improved results when incorporating human-to-human interaction in conjunction with diagnostic monitoring. It is through this vital "human touch" that the service providers are able to meet patients' unique social, educational, and economic needs. If utilized correctly, close management and monitoring of diabetes improves the patients' ability to manage their illness and reduces the cost of medical care.

On any given day, over 5,000 adults and 50 children in the United States are being told they have diabetes



1 - US HealthCare Costs. http://kaiseredu.org/issue-Modules/US-Health-Care-Costs/Background-Brief.aspx
2 - Report: 5 percent of People Account for Half of U.S. Health Care Spending. http://nationaljournal.com/healthcare-report-5-percent-of-people-account-for-half-of-u-s-health-care-spending-20110627
3 - 2012 National Diabetes Fact Sheet. (2014). [Online]. Available http://www.cdc.gov/diabetes/pubs/statsreport14.htm
4 - From compliance to concordance in diabetes [Online]. Available at http://www.ncbi.nlm.nih.gov/pmc/articles/PMC2563412/



29m

One of the most costly chronic illnesses is diabetes, which affects on average 9% of the overall U.S. population or approximately 29,000,000 people.

$2.3 T

Healthcare costs in the United States are over $2.3 trillion annually

30%

It is estimated that less than 30% of diabetics test their blood glucose levels on a regular basis.

SOLUTION

The ActiveCare solution is comprised of these strategic components:

1. Data analytics that identify and access potential program participants
2. Cellular based diabetes glucometer and testing supplies
3. Real-time blood glucose test results that are integrated with proprietary software and a 24/7 CareCenter
4. Reporting outcomes with clinical, behavioral and financial documentation

ActiveCare offers a quality approach in assisting the chronically ill by providing accurate and timely information that increases adherence to their treatment plan. This solution can reduce risk and lower the cost of care. ActiveCare has invested millions of dollars in creating and patenting a proprietary process and system that allows the Company to assist members in real-time. ActiveCare's data analysis process will assess pharmacy and medical claims data; then correlate that data with real-time test results generated by proprietary monitoring technology. The combination of this information with a CareCenter allows constant monitoring of the chronically ill in real-time and brings to light previously unavailable data. This data provides an improved view of the member's health and well-being.

Based on the status of any individual's blood glucose reading, the ActiveCare CareCenter plays a crucial role in providing insight and support to those in the program. The purpose of the CareCenter is to increase the number of members testing and to intervene when necessary. Members will receive a call within minutes if a test result is out of prescribed ranges. This "live" and timely intervention provides the platform of insight for participants to modify their behavior while reinforcing goals to better manage their disease. Recognizing the demands of our members, the CareCenter operates 24/7, providing support to members monitoring their condition in real time.

Another element that the ActiveCare solution provides is documentation of progress of individuals or populations over time. In the form of regular reports, members, employers, disease management providers and channel partners are provided relevant data detailing the progress of any group or sub-group in the ActiveCare program. This documentation reflects not only clinical trends, but for select clients the ability to track the effect of the program on the individual or group's cost of care.

$3,384 savings

BENDING THE COST CURVE IMPROVING HEALTHCARE

As the single most costly disease, diabetes costs the nation over $245 billion annually, including $176 billion in direct medical costs and $69 billion in lost productivity.[1] The average diabetic costs $13,700 per year in claims as well as $3,136 in lost productivity per person.[1] By increasing compliance of diabetic employees, ActiveCare is able to show significant reductions in the cost of care.

In a peer reviewed study funded by ActiveCare and published in US Endocrinology, ActiveCare's total solution bent the cost curve, saving the employer $3,384 per participating diabetic (see page 25).[1]

1 - Deployment of an mHealth Patient Monitoring Solution for Diabetes— Improved Glucose Monitoring Leads to Reduction in Medical Expenditure, US Endocrinology 2013;9(2):119–23

MONITORING WITH A "HUMAN TOUCH" CHANGING MEMBER BEHAVIOR

Imagine a member receiving a call minutes after recording a dangerous reading.

ActiveCare is able to document the member's test results and communicate with caregivers, physicians, disease management and wellness coordinators within minutes of the reading. This "live" real-time intervention helps encourage good habits as it reinforces wellness goals.


DM Nurse
CareCenter
Physician
Caregiver
Member

A peer-reviewed study funded by ActiveCare documented the efficacy of the ActiveCare program and was published in the January 2014 edition of US Endocrinology (see page 25). The study began with half of program participants actively engaged in the program as the study group, and those choosing not to participate as the control group. In a year-over-year comparison, the individuals who did not actively engage in the ActiveCare diabetes management program saw an average increase in medical claims of $282 per person.[1] Individuals in the study group who regularly tested their blood sugar levels and actively participated in the diabetes program showed a year-over-year reduction of claims cost of $3,384.[1] This year-over-year difference of $3,666 per person demonstrates the efficacy of the ActiveCare model and its potential.[1]

The ActiveCare program provides a comprehensive solution including a state-of-the-art cellular glucometer and testing supplies, data analysis, an in-house 24/7/365 CareCenter acting in real-time with that data, and reports to document progress. This solution also benefits those funding the medical and diabetic services by reducing the overall costs of care.


24/7/365 CARE CENTER



VALUE PROJECTION

Management projects the approximate annual value of an individual active member is to ActiveCare as follows:

Recurring Revenues	$1,100
Cost of Revenues	(638)
Gross Profit	462
Overhead allocation	(143)
Taxes	(127)
Net Income per active member	$192
At a 20 multiple each active member is worth	**$3,840**
At a 30 multiple each active member is worth	**$5,760**

ActiveCare acquires its members from self-funded employer groups through third party administrators, pharmacy benefit managers, disease management and wellness companies. Unless they opt out of the program, diabetic members are automatically enrolled into the ActiveCare solution. On average, ActiveCare finds that about 50% of enrolled members engage in the program.

The ActiveCare sales program continues to gain momentum and projects the following quarterly membership growth:

September 2014	2,500
December 2014	4,500
March 2015	6,000
June 2015	6,500

In addition to the current membership base, ActiveCare has developed several strategic partnerships including:

AHDI
A disease management company
with approximately 90,000 diabetics.

Rx Benefits
A pharmacy benefits management company
with approximately 70,000 diabetics.

Both of these partners are current ActiveCare customers, and have initiated the diabetes management program with early adopting clients with over 1,600 diabetics. Over the next 12 to 18 months these partners plan to implement the ActiveCare solution to more of their diabetic population.


201
Average Reading
30-days

REAL-TIME VISIBILITY

Historically, disease management has been reserved for only the extreme high risk and high claim members. The ActiveCare solution brings clarity and understanding to the entire diabetic population, identifying who needs help today.

Knowing who to better support allows for the necessary actions to be taken today to avoid major and costly events in the future.

IMPLEMENTATION FOR GROWTH

To take full advantage of this growing market, decisions have been made to increase sales resources. To that extent, ActiveCare has engaged Earl Hurst to assist the Company with building and deploying a national sales organization. Mr. Hurst has been in the healthcare industry for 29 years and has the skills and background to assist the Company through this growth period. Previously he served as Market President for Humana, a Fortune 50 company in healthcare and was an Executive Vice President for Moreton & Company, one of the top independent insurance brokerage firms in the country.

Earl will assist ActiveCare with enhancing its existing sales model and expand the Companies focus on specific metropolitan areas. Over the next 12 months, the Company plans to hire five additional sales executives in strategic locations throughout the country.

The ActiveCare plan is to finalize the identified pipeline opportunities, while incrementally adding the larger transactions of AHDI and RxBenefits.

SALES PIPELINE

ActiveCare's pipeline consists primarily of entities that have a signed Business Associate Agreement with the Company.

September 2014 Quarter

LSA	1,300
Baton Rouge Gen.	270
Salt River Pima	700
AHDI	300
Tule River	122
RxBenefits	250
Waste Industries	238
Other*	50

3,230

Dec. '14 and March '15 Quarters

AHDI	12,000
RxBenefits	4,000
Gilsbar	500
Ochsner	3,250
Jackson County	105
Miss. Healthcare	188
Lochard Williams	346
Willis Knighton	800
St. Taminey	500
Other*	15,000

36,689

* ActiveCare currently does not have a signed Business Associate Agreement, but is in negotiations.

RE-FOCUS OF THE SALES STRATEGY

ActiveCare has worked to validate its business model over the past two years by successfully securing contracts with over 100 corporate clients with 72% of revenue in fiscal year 2013 coming from three significant clients. During this time, the Company has gained valuable insight and understanding of its target market, the sales cycles and implementation requirements. Corporate accounts have primarily been added through channel partners such as third party administrators (TPAs) and insurance services brokers. Using these partners, the Company has secured contracts with larger clients, such as the State of Louisiana and the City of Atlanta. The Company has also determined the sales cycles for clients with greater than 2,000 employees can take from 8 to 12 months.

During the 2014 fiscal year, TPAs and broker networks have delivered corporate clients ranging from 50 to 2000 employees. The average sales cycle for these has been notably shorter, ranging from 2 to 4 months. One advantage of working with TPAs and brokers is their access to clients through existing relationships and networks.

Going forward, ActiveCare will continue to evolve and grow its channel partner strategy, enhancing the Company's ability to achieve projected goals. The expansion of existing clients secured through this model provides the Company a source of members to accomplish these goals.

In addition to the channel partner sales model, ActiveCare has initiated the deployment of a direct sales model. Sales executives with existing relationships and a regional market presence call directly on large employers (over 2,000 employees). This direct sales model allows the ActiveCare value proposition to be promoted directly by the sales executive to the employers and provides direct insight on the progress of the sale.

Another benefit of this direct sales model is the opportunity to work with leading healthcare services consulting firms such as Towers Watson, Aon/Hewitt, Mercer and large independent insurance firms. These relationships provide account access to potential customers in support of the ActiveCare solution. These firms can position ActiveCare as a strategic enhancement to the overall improvement recommendations to their strategic clients.


305 mg/dL
Data sent Successfully
Target
Carlos, you have competed 100% of your prescribed blood tests today!
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143
144
135
6.5

INCREASED CLARITY - PROACTIVE ENGAGEMENT

Members receive a state-of-the-art cellular glucometer and testing supplies which allow for test results to be sent wirelessly to ActiveCare immediately after every test. Knowing who might be at risk gives direction for the necessary actions to be taken today to avoid major and costly events in the future.


DASHBOARD
MEMBERS
SETTINGS
REPORT
100
58
42
25
REAL-TIME VISIBILITY

TARGET METROPOLITAN STATISTICAL SALES STRATEGY

The incidence of diabetes and how it is viewed varies regionally. The chart on page 16 illustrates the most populated Metropolitan Statistical Areas ("MSA") with the highest percentage of diabetes. The Company is actively preparing to launch a focused market strategy that is designed to optimize sales resources with a goal to increase sales. Understanding the local landscape of target markets will leverage marketing expense and improve market penetration.

The three major components of the MSA strategy include:

1. Market Intelligence
2. Regional Market Launch
3. Focused Sales Organization

Market Intelligence

MSAs are in the process of being thoroughly researched to identify local and national partner channels and self-funded employer groups. Partner channels may include Third Party Administrators, Insurance Carriers, Disease Management Companies, Wellness Companies, Pharmacy Benefit Managers, Brokers and Consultants. These markets will be "mapped" to these partner channels as a key part of the overall sales strategy. This intelligence will be stored in our CRM database to assist our sales team to navigate the market. The underlying result will facilitate a "push-pull market effect" and accelerate the sales cycle. This approach will give ActiveCare a more "local" market presence and improve sales intelligence and accountability.



Regional Market Launch

Once market intelligence is gathered, specific markets will be penetrated through a focused marketing campaign. Simultaneous campaigns will target channel partners and self funded employer groups. These events may include:

- **A** Employer Focus Groups
- **B** Local Seminars
- **C** Broker and Consultant Events
- **D** Speaking Engagements
- **E** Local Media
- **F** Social Media i.e. LinkedIn, Facebook, Twitter



6% - 7.4%
7.5% - 8.9%
≥ 9%

MSA SALES APPROACH

The chart above illustrates the most populated Metropolitan Statistical Areas with the highest incidence of diabetes. The Company is actively preparing to launch a focused market strategy that is designed to optimize our sales resources. Understanding the local landscape of targeted markets will leverage our marketing expense and cost of sale.

Focused Sales Organization

ActiveCare's sales model has evolved to a regionally focused sales and account management organization. This new organization differs significantly from the existing one and features a commission-based sales structure with a focused regional market approach. The Company believes this new strategy will create a more robust pipeline, increase sales and improve client retention. Sales executives will be held accountable to develop and grow specific markets. They will be "regional experts" equipped with market intelligence to understand the local landscape and supported by local marketing events will accelerate market penetration. Building local market references will optimize sales resources and improve results.

Account managers will be held accountable to implement, manage and grow existing accounts. This will allow sales executives to sell and continue to grow their respective pipelines while account managers will implement, service and grow existing accounts. This strategy will allow ActiveCare to drive its products and services into this growing market.

By following this sales approach, the Company estimates improved success of membership deployment.

To illustrate this point, the average population of a targeted metropolitan area would be 2.5 million people. This would include approximately 225,000 diabetics (depending on the area of the country). One sales executive would have a measurable metric to close targeted healthcare plans that would yield a 5% market share over a two-year period. Based on these assumptions, over 11,000 diabetics would use the ActiveCare solution in the MSA market.


160
100
160
Average Reading
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145LBS
BMI 20%

FURTHER MONETIZING OF MEMBERS AND DATA

ActiveCare has accumulated a large portfolio of data associated with its members. ActiveCare is currently monitoring diabetic members for over 100 corporate clients and the total enrollment in those health plans is approximately 150,000. ActiveCare is in the process of developing additional products and services for these corporate clients that should increase ActiveCare's membership base. For example:

- Products and Monitoring for additional chronic illnesses
- Data analytics on entire populations
- Screening of providers within individual communities
- Cost effective maintenance care

This is the future of healthcare – the development of products and services with real-time monitoring and analytics that improve the health of individual members and save healthcare plans millions of dollars.

ECONOMICS

On page 24 the Company has projected the economics of the ActiveCare Plan and Strategy. Below is a summary of ActiveCare's revenue projections for the next four quarters.

Quarter	Revenues
Sept. 2014	$1,412,000
Dec. 2014	$1,998,000
Mar. 2015	$2,830,000
Jun. 2015	$4,960,000

The following are projections based on a percentage of market share using the recurring revenue and value of a member discussed on page 10:

Percentage of Overall Market	0.3%	0.6%	1%	2%	3%
Members	87,000	174,000	290,000	580,000	870,000
Active Members	43,500	87,000	145,000	290,000	435,000
Potential Value (utilizing a 30x)	$250,560,000	$501,120,000	$835,200,000	$1,670,400,000	$2,505,600,000
Annualized Member Revenue	$47,850,000	$95,700,000	$159,500,000	$319,000,000	$478,500,000



DAVID DERRICK

CHIEF EXECUTIVE OFFICER, CHAIRMAN OF THE BOARD

David Derrick, a former business Professor, successful entrepreneur and social philanthropist has a Masters Degree in Business Administration from the University of Utah. Soon after graduation, David started a real estate development business at the same time he was teaching economics and finance at the University of Utah. After four years on a dual track of business and teaching, David decided to focus primarily on business. David tackled business with the same zeal and dedication he demonstrated in former interests, becoming a consummate entrepreneur. Developing new and innovative technologies, he created several high tech Utah- based public companies which have received numerous international patents. In business David has developed smart computerized home technologies, medical and health technologies, and most recently, industry leading electronic monitoring GPS systems and services for elder safety and public protection.



EARL HURST

SALES & MARKETING STRATEGIST

Earl is a healthcare executive with over 29 years of sales, operations and management experience with start- up, private and publicly held health care related companies. He has demonstrated skills in creating and implementing business development strategies that optimize growth and improve financial performance. He is an effective communicator with cross-functional team leadership skills and has a passion for team building that creates a collaborative culture.

Earl has a comprehensive understanding of the health care landscape and has worked for companies on all sides of the health care delivery system. Before joining ActiveCare, Earl was Executive Vice President at Moreton & Company. Moreton is a brokerage and consulting firm specializing in health benefits and property & casualty insurance placement. He was responsible for business development, client retention and community relations. Moreton employs 185 employees mainly throughout the intermountain region.

Prior to Moreton & Company, Earl served as Market President for Humana. Humana is a Fortune 50 Company in healthcare specializing in both commercial and Medicare health insurance. Earl oversaw the development of Humana in the Utah market establishing them as a key competitor in the region. Earl received his Bachelor of Arts degree from Brigham Young University in 1984.



MICHAEL ZANE JONES

CHIEF OPERATIONS OFFICER

Michael has been a founder and executive in several of the technology industry's fastest growing companies. Michael founded Interactive Care in 2007 and filed several patents in the field of video collaboration as a tool for delivery of medical care. During his tenure as Executive Vice President at RemedyMD, it was a leaders in the advancement of medical collaboration and the utilization of informatics technologies for the treatment of obesity and diabetes. While Executive Vice President of Sales and Marketing at iBahn (formerly STSN), it was recognized in consecutive years by Deloitte & Touche and Inc. Magazine for its explosive growth, expanding from $29M to over $120M in annual sales during a three-year period. Prior to iBahn, Mr. Jones led numerous sales and operations organizations at Iomega Corporation during a period of unprecedented growth while exponentially expanding its distribution, customer support, production and logistics capacities. He has also held domestic and international senior sales leadership roles at Siebel Systems, Silicon Graphics and Oracle. A published author and contributor to periodicals and industry publications, Michael graduated from the University of Utah with a degree in English.



DARRELL MEADOR

PRESIDENT, ACTIVECARE BIOMETRICS

Darrell Meador has spent the last 15 years involved in healthcare technology and new business initiatives. Darrell was one of the founders of 4G Biometrics, the predecessor of ActiveCare Biometrics. Prior to founding 4G, Darrell was the Vice-President of Marketing and Sales for VRI, a leader in the healthcare monitoring industry. He was hired to start and build the telehealth business segment of the VRI business. From 2003 to 2008, Darrell served as the President, Texas Region of Informed Care, an innovative managed care organization focused on diabetes with annual revenues over $20 million. From 2001 to 2003, he was the founder and President of Digital Solutions for Medicine, Inc., a start-up consulting firm specializing in technology, management and education for healthcare and related companies. From 1994 to 2001, he was the co-founder and President of Reliance Training Networks, a provider of distance learning and communication services to the healthcare industry.

Darrell provides ActiveCare an intrinsic knowledge of the healthcare industry and new business development plus numerous relationships from his many successful ventures. He has established a multimillion-dollar technology, management and education company that realized net revenue of $15 million with a 55% net profit margin within 30 months of launch. He has directed initiatives that led to the building and installation of the first privately owned digital satellite network that reached over 2,500 healthcare facilities nationwide. He has been honored with two "Excellence" awards and was acknowledged as the driving force behind a company distinguished as one of the fastest growing companies by the Pittsburgh High Tech Council.

Darrell received his BA Degree from the University of North Texas in 1986. He also was an Academic All-American at Panola Junior College while on a baseball scholarship.

MARC BRATSMAN

CHIEF FINANCIAL OFFICER

Marc Bratsman joined ActiveCare in August 2013 and brings the Company over a decade of finance and accounting experience in both the public and private sector. He spent eight years of his career in the Seattle office of Grant Thornton. His clients included Recreational Equipment Inc. (REI), Todd Shipyards (TOD), Telanetix (TNXI), Distant Lands Coffee Co., K&L Distributors, SafeWorks, Celebrate Express (BDAY), Cost-U-Less (CULS), LeMond Fitness, Zones (ZONS), Bensussen Deutsch & Associates, Professional Bowlers Association (the PBA), Bungie 401k, and the Starbucks 401k and ESPP. He left Grant Thornton as an Senior Audit Manager in October 2011 and moved to Utah to work as the Chief Financial Officer of a vertically integrated eCommerce company with 110 employees. Marc provided a stable financial platform during the company's significant acquisitions and revenue growth from $15 million to $40 million. Marc is focused on improving the financial reporting policies and procedures to increase the reliability of internal and external financial reports. He received his Masters of Accounting (MAcc) from Brigham Young University and is a Certified Public Accountant in the State of Washington.

JONATHAN OLSON

CHIEF TECHNOLOGY OFFICER

Jonathan Olson has nearly 20 years of experience in managing the development and implementation of clinical informatics applications. As the first employee of TheraDoc, he led the architecture, design, and implementation of the TheraDoc Clinical Intelligence Platform. He has been a contributing author in numerous peer-reviewed publications and holds two patents. Jonathan played a key role during the acquisition of TheraDoc by Hospira, Inc. in 2009. During his tenure at Hospira TheraDoc, he also held positions of responsibility over the services organization, including project management, training, data integration and support. He was instrumental in helping the organization achieve Best in KLAS in 2012 for the Infection Control Assistant.

Prior to TheraDoc, Jonathan led the Web team at the University of Utah Health Sciences Center in the creation of one of the first web-based medical record systems in the world. He received his bachelor's degree in computer science and further training in medical informatics from the University of Utah.

JEFF PETERSON

VICE PRESIDENT FINANCE, DIRECTOR

Jeff Peterson has been involved in numerous early stage ventures in the public and private sectors, with an emphasis in healthcare and technology while assisting such companies in advisory and investment initiatives. He has been our Vice President of Finance since July 2012. Before such time, he served in various capacities within ActiveCare from July 2011 until July 2012. From January 2010 until July 2011 he was the Director of Investor Relations for SecureAlert. Prior to SecureAlert, Jeffery was a co-owner of Alpine Securities, a stock brokerage firm in Utah, where his roles included broker, market maker, communications officer and AML officer, while holding the following FINRA security licenses: 7, 63, 55, and 24. Jeffrey graduated from the University of Utah with a Bachelor of Arts Degree in Finance and Business Administration and is a founding member of the University Venture Fund. In addition to being Vice President of Finance, Jeff is also a member of the Board of Directors and currently holds board observatory seats with Juneau Biosciences and CoNextions Medical.

BRYAN DALTON

DIRECTOR OF STRATEGIC MARKETS

Bryan Dalton brings over 15 years of experience in both new business development and capital raising. Prior to joining ActiveCare Bryan served as Vice President of Investor Relations and Business Development at RemoteMDx and later at SecureAlert assisting in growing the company from a dozen employees to over 400 today. Mr. Dalton worked as an options trader on the floor of the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and was involved in raising over $20MM for various private companies. Mr. Dalton holds a B.A. in Management from the University of Utah.

PROJECTIONS

	Quarters Ended			
	Sept. 2014	Dec. 2014	Mar. 2015	Jun. 2015
Total Revenue	$1,412,000	$1,998,000	$2,830,000	$4,960,000
Total Gross Margin	$604,000	$821,000	$1,163,000	$1,841,000
Cash Operating Expenses				
IT and R&D	$221,000	$229,000	$217,000	$217,000
CareCenter	$158,000	$190,000	$223,000	$291,000
Sales	$335,000	$409,000	$463,000	$553,000
Investor Relations	$195,000	$195,000	$195,000	$185,000
Corporate Overhead	$495,000	$479,000	$615,000	$615,000
Total Cash Operating Expense	**$1,404,000**	**$1,502,000**	**$1,715,000**	**$1,841,000**
EBITDA (loss)	**($800,000)**	**($681,000)**	**($552,000)**	**$0**


US Endocrinology

DEPLOYMENT OF AN MHEALTH PATIENT MONITORING SOLUTION FOR DIABETES

IMPROVED GLUCOSE MONITORING LEADS TO REDUCTION IN MEDICAL EXPENDITURE

Jonathan C Javitt, MD, MPH,
C Shane Reese, PhD,
Michael K Derrick, BA

STUDY FAQ

The average patient with diabetes incurs approximately $13,700 per year in medical expenses. This number is anticipated to rise annually at a 6% trend. Additionally, employers are estimated to lose around $3,136 per person per year due to absenteeism, lost productivity and employee replacement. The healthcare industry is challenged to motivate patients with diabetes to improve blood glucose monitoring.

ActiveCare provides a comprehensive solution by combining cutting-edge cellular monitoring technology of blood glucose levels with a highly trained and specialized CareCenter. This combination improves the health of ActiveCare members by changing their behavior and improving their blood glucose monitoring.

Published in U.S. Endocrinology: Volume 9, Issue 2, Winter 2013, a peer-reviewed study demonstrated those enrolled in ActiveCare saw an annual decrease of $3,384 in overall medical costs. Those who enrolled but did not participate in the program saw an annual increase of $282 in costs. Therefore, the total difference in annual medical expenses between participants and non-participants was $3,666.

When a patient is diagnosed with diabetes, the required lifestyle change may seem overwhelming; eating habits and exercise regime must change. Patients need education, motivation and support. If not proactively managed, diabetes can lead to high blood pressure, heart failure, blindness, kidney failure, vascular disease, amputations and other complications. These health issues are extremely costly to the individual, the employer and the health plan.

Through monitoring and mentoring, ActiveCare focuses on providing the patient with diabetes the necessary tools and support to monitor blood glucose levels and better manage their disease. Preventative care lowers the patient's risk of further complications and helps manage their healthcare expenses. The findings suggest that even partial improvement of diabetes testing adherence within an employed population may result in significant change of employee medical expense. The reduction of healthcare costs, even when considering employees who did not comply, outweighed the cost of the program several-fold.

Q: *WHAT WAS THE PURPOSE OF THIS STUDY?*

A: A previous study reported that better medication adherence in patients with diabetes may result in an annual cost reduction of $4,297 per patient. The purpose of this study was to evaluate if the ActiveCare diabetes management program actually affected short-term costs associated with diabetes and in turn, decreased overall healthcare expenses for employers and out-of-pocket costs for individuals.

Q: *HOW MANY PARTICIPANTS TOOK PART IN THE STUDY?*

A: From a mid-sized Southern U.S. employer, any employee that had been diagnosed with diabetes, and was enrolled in the employer's healthcare plan for the last three quarters of 2011, was considered eligible for the study (179 potential participants). Seven people were excluded from the study because they previously incurred healthcare claims exceeding $100,000. This shows they most likely had other contributing healthcare issues besides diabetes. Of the remaining 172 potential participants, 141 elected to enroll. Of those enrolled, 71 used the program by actually transmitting their glucose readings to ActiveCare, and 70 participants did not.

Q: WHAT PRODUCTS AND SERVICES WERE OFFERED TO PARTICIPANTS?

A: Participants received:

- Glucometer, which transmitted blood glucose test results via cellular network
- Test strips, lancets, and other necessary supplies

For the first six months, participants were automatically shipped supplies. After the first six months, supplies were shipped according to participant utilization patterns and needs.

Q: *WHAT WERE THE COSTS OF THE PROGRAM?*

A: The glucose meter was provided at no cost to the participants. Testing supplies were charged to the employer at a price similar to that of traditional test strips that are reimbursed under employer-sponsored health insurance. The ActiveCare program costs the employer $25-$50 per participant per month, over and above the cost of non-ActiveCare diabetes treatment, depending on the frequency with which the patient tests their blood glucose levels (reference page 120 in White Pages). The increase in cost was primarily due to a higher prevalence of blood glucose testing within the ActiveCare population, which is in keeping with the overall strategy to increase testing and normalize frequency across the entire diabetic population. For the employer used for this study, with the initial 50% adoption rate there was a threefold positive return on investment (ROI) in the first 12 months.

Q: *WHAT IS THE DIFFERENCE IN CLAIMS COST?*

A: In 2011, the employer spent $17,986 on claims costs. For 2012, the cost was $16,391. See Table 1 on page 121 of the study for further information on the claims cost.

Q: *WHAT IS THE RETURN ON INVESTMENT (ROI)?*

A: Looking at the entire population with diabetes, those enrolled in ActiveCare saw a decrease of $3,384 in overall medical costs. Those who did not participate in the program saw a $282 increase in costs. Therefore, the total difference in medical expenses between participants and non-participants was $3,666.

Q: *WHAT IS THE DIFFERENCE BETWEEN THE ACTIVECARE PROGRAM AND OTHER PROGRAMS?*

A: Recent developments in cellular and health information technology have contributed to the success of wireless monitoring solutions; studies on these systems have yielded encouraging results. While several other options are on the market, Telcare is the first and only FDA-approved mobile health glucose meter. Combined with the ActiveCare CareCenter, the program can effectively and efficiently help participants better manage their diabetes.

Pre-Program vs. Post-Program Claims Costs



$20,000
$15,000
$10,000
$5,000
0
$17,986
$16,391
$17,428
$14,044
$18,570
$18,852
Entire Group
Active Participants
Non-participants
Pre-Program
(2011 Claims Costs)
Post-Program
(2012 Claims Costs)

Since the CareCenter is alerted when a patient has an abnormal reading, personnel can target which patients are in immediate need of assistance. This allows the staff to help patients on an individual basis rather than sending out information to all patients at the same time. When a patient has satisfactory readings, they receive electronic messages of encouragement and affirmation.

Q: *WHEN DOES THE CARE CENTER ENGAGE AND SUPPORT PARTICIPANTS?*

A: Initial Onboarding – After the initial shipment of supplies is received by the participant, CareSpecialists (trained operators) call the participant and walk them through the procedures of the new equipment, as well as registering them online so they have the ability to view their health records.

Compliance – CareSpecialists call participants who fail to test on a regular basis and encourage/educate them on the importance of regular testing.

Alerts – Within minutes of a dangerously high or low reading, CareSpecialists reach out to the participant to triage and encourage the patient to take remedial action. In addition the CareCenter can notify physicians, disease managers and family members.

Q: *WHAT WAS THE CONCLUSION OF THE STUDY?*

A: The findings suggest that even partial improvement of diabetes testing adherence within an employed population may result in significant change of employee medical expense. The reduction of healthcare costs, even when considering employees who did not comply, outweighed the cost of the program several-fold.

Deployment of an mHealth Patient Monitoring Solution for Diabetes—Improved Glucose Monitoring Leads to Reduction in Medical Expenditure

Jonathan C Javitt, MD, MPH,[1] C Shane Reese, PhD[2] and Michael K Derrick, BA[3]

1. Adjunct Professor, School of Medicine, Johns Hopkins University, Baltimore, Maryland, US; 2. Professor, Department of Statistics, Brigham Young University, Provo, Utah, US; 3. Research Assistant, Department of Mathematics, Brigham Young University, Provo, Utah, US

Abstract

Although there is ample evidence that improved glucose control prevents long-term complications of diabetes, few reports have addressed the effect of improved control on short-term healthcare costs. **Methods:** A mobile health (mHealth)-enabled glucose meter combined with a disease management call center was deployed in 143 employees as part of an employer-sponsored diabetes disease management intervention. The program cost was approximately $50 per member per month over and above the cost of standard care. **Results:** Overall, on an intention-to-treat basis, this program was associated with an annual reduction of $1,595 (95% confidence interval [CI] −$2,827 to +$181) per person in incurred medical claims. A subanalysis documented that those who actively participated in the program (50 %) incurred a year-over-year claims cost decrease of $3,384 (95 % CI $643 to $5,149) compared with an increase of $282 among those who did not participate. **Conclusions:** These findings suggest that even partial improvement of diabetes testing adherence within an employed population may result in substantial attenuation of employee medical expense. The reduction in healthcare costs, even when considering those who did not comply, outweighed the program costs by several-fold.

Keywords

Diabetes, economics, wireless-health, glucose monitoring, cost-effectiveness

Disclosure: Jonathan C Javitt, MD, MPH is a shareholder and employee of Telcare, Inc. C Shane Reese, PhD, has served as a consultant to ActiveCare, Inc. Michael K Derrick, BA, is an employee and shareholder of ActiveCare, Inc.

Received: October 31, 2013 **Accepted**: November 27, 2013 **Citation**: *US Endocrinology* 2013;9(2):119–23

Correspondence: Jonathan C Javitt, MD, MPH, 2 Bethesda Metro Center, Suite 1350, Bethesda, MD 20814, US. E: jjavitt@telcare.com

Support: The publication of this article was supported by Telcare, Inc. and ActiveCare, Inc.

The preponderance of scientific evidence[1–3] suggests that monitoring and control of blood glucose prevents vascular complications of diabetes and, consequently, long-term medical costs associated with diabetes.[4–6] While this effect is widely believed to apply to long-term rather than near-term costs, Sokol and colleagues reported that better medication adherence in diabetes may result in an annual near-term cost reduction of $4,297 per person.[7] This methodology was used by the California Public Employees Retirement System to report that people with diabetes were noncompliant with care incurred $3,384 more in medical costs per year than those who were at least partially compliant.[8]

Individuals with diabetes incur on average $13,700 per year in medical expenses, more than half ($7,900) of which is spent directly on treatment of diabetes and its complications.[6] While health insurers tend to focus on reimbursed medical expenditures associated with illness, employers are also faced with the effects of absenteeism, lost productivity, and worker replacement, currently estimated at $3,136 per person-year.

The challenge facing the healthcare system is not whether to implement proper glucose monitoring and control, but rather how to motivate people with diabetes to monitor themselves. Behavior-change disease management (DM) programs have demonstrated efficacy in improving compliance with glucose monitoring and control in patients with diabetes.[9,10] One such program actually demonstrated a $3,000 per year increase in employee productivity, providing independent support for the American Diabetes Association (ADA) estimate.[7] However, the costs of traditional call center-based programs have hindered their widespread implementation.[11]

In recent years there has been increasing recognition that advances in health information technology, particularly mobile health or 'mHealth,' solutions may be vital to the management and control of chronic illness.

Initial studies with prototypes of wireless monitoring solutions have offered encouraging results.[12,13] Recent advances in cellular radio technology and health information technology have substantially altered this equation. In recent years, the first 'postage stamp-sized' cellular radio modules became commercially available, thus making it technologically feasible to insert cellular data transmission capability into a small, inexpensive consumer devices, such as a home-use glucose meter. This technologic advance enables the traditional DM call center to monitor a large population of patients in real time, similar to the manner in which burglar and fire alarms have been monitored for decades—with

Figure 1: Blood Glucose Reading Captured by a Cellular-enabled Glucose Meter


TELCARE 12:00PM
180 mg/dL
Data sent Successfully
Target
Robert, good job! Over the last 30 days, your "After Lunch" average BG has been 168 mg/dL, which is within your target.

A cellular-enabled glucose meter was used to capture each blood glucose reading, transmit that reading automatically to a care-management server, and return clinical coaching and guidance to the user. Call center personnel made direct contact with the user in the event of out-of-bounds readings and other findings indicative of the need for care identified by a licensed healthcare professional.

Figure 2: Creating an Ecosystem of Care



The wireless blood glucose meter transmits each test result automatically to a Health Information Privacy and Accountability Act-compliant server. From there, the data may be viewed by: physicians and other medical professionals; patients on a secure web portal, workers at disease-management call center, such as the ActiveCare center used in this study; via smartphone apps; and family members of people with diabetes.

resources expended only on those patients who are seen to be out of control or otherwise not complying with care. In 2012, the first US Food and Drug Administration (FDA)-cleared wireless blood glucose meter was made available for commercial use in the US.

Telcare has deployed the first FDA-cleared mHealth glucose meter, and combined that product with ActiveCare's call center-based diabetes management program (see *Figures 1* and *2*). This study reports the annual medical costs in those who were versus those who were not compliant with glucose monitoring.

Materials and Methods

A mid-sized Southern US employer added a diabetes population management program to its employee health insurance program. Our study was certified as Institutional Review Board (IRB) exempt, since the assessment undertaken was of nonexperimental care involving FDA-cleared products used within the approved labeling and the program was offered to all employees (i.e. no randomization). The clinical coaching and medical management provided was consented to as part of the employee's enrollment in the health plan. In addition, employees verbally consented to receive the wireless glucose meter and be connected to the monitoring software.

Eligible subjects consisted of any employee identified as having diabetes and enrolled the employer's health insurance plan for the last three quarters of 2011. There were no other exclusions from enrollment. An a priori decision was made to exclude those with medical claims in excess of $100,000 in either year from data analysis on the grounds that costs at that level are generally driven by malignancy, multisystem trauma, and other factors unrelated to diabetes.

The intervention consisted of call center monitoring (ActiveCare, Salt Lake City, Utah) of an FDA-cleared mHealth-enabled glucose meter (Telcare, Inc., Bethesda, Maryland, see *Figure 1*). The call center identified individuals with abnormally high or low blood glucose values and those individuals were repeatedly encouraged to seek medical care. A registered nurse followed up weekly with willing participants, advising them on recommended eating and exercising habits. The cost of the intervention program was $25–50 per member per month above the cost of standard care, depending on the frequency with which members tested blood glucose.

Data Analysis

Employee claims data were obtained from the employer's claims administrator and analyzed under a Health Information Privacy and Accountability Act (HIPAA)-compliant business associate's agreement. Statistical analyses were performed using the R analysis package (R Foundation for Statistical Computing, Vienna, Austria). The primary outcome measure was overall change between 2011 and 2012 on an 'intention-to-treat' (ITT) basis. Because of the non-Gaussian distribution of the claims data, this confidence interval (CI) was calculated using Bayesian methods.[14]

We also conducted a subanalysis in which the 141 study subjects were stratified by whether or not the subject used the cellular-enabled glucose meter. Use was ascertained based on whether glucose values were transmitted to the cloud server that was linked to the glucose meter.

Table 1: Demographics and Allowed Charges of Study Population

	Eligible But Not Enrolled	Total Enrolled Study Participants	Enrolled and Used Program (Subgroup)	Enrolled and Did Not Use Program (Subgroup)
Number	31	141	71	70
Mean age (SD)	51 (12.6)	51.1 (12.6)	50.6 (11.8)	51.7 (13.4)
Proportion female (male)	0.40 (0.60)	0.41 (0.59)	0.45 (0.55)	0.38 (0.62)
2011 Median claim	Not applicable	10,821	10,735	10,881
2012 Median claim	Not applicable	10,223	9,259	11,188
2011 Average claim (SD)	$16,758 ($20,198)	$17,986 ($18,536)	$17,428 ($18,551)	$18,570 ($18,577)
2012 Average claim (SD)	$16,253 ($22,230)	$16,391 ($16,160)	$14,044 ($12,555)	$18,852 ($18,971)

SD = standard deviation.

Results

Enrollment and Participation

Of 179 potentially eligible subjects identified from claims data, 148 agreed to participate in the program. Of those, seven were excluded from participation because of claims costs in excess of $100,000 attributable to conditions other than diabetes. The costs in those individuals were determined to be driven by malignancy, major trauma, and similar conditions unrelated to diabetes. Not all those who initially enrolled in the program actually transmitted glucose readings, thus enabling a comparison of users (n=71) compared with nonusers (n=70).

Primary Analysis

Baseline comparison of eligible subjects, enrolled subjects, participating subjects, and nonparticipating subjects is shown in *Table 1* and demonstrates the users and nonusers to be comparable. Based on claims data, 8 % of users versus 11 % of nonusers (p=NS) were insulin-dependent.

The primary outcome variable was the overall change in allowed claims between 2011 and 2012 on an ITT basis. The null hypothesis was tested based on whether the 95 % CI surrounding the year-over-year change overlapped zero. Because of the non-Gaussian distribution of the claims data (see *Figure 3*), this CI was calculated using Bayesian mixture models.[15] Overall, the annual incurred claims per person in the diabetes program group decreased by $1,595 (95 % CI –$2827 to $181) from 2011 to 2012. Over the same period of time, a 6.9 % increase in claims costs was experienced nationwide. Thus, while the 95 % CI slightly overlaps zero, the 93 % CI does not. Healthcare costs for those who were deemed eligible, but chose not to enroll in the program demonstrated a negligible and statistically insignificant decrease between 2011 and 2012 (see *Table 1*, column 1).

The largest difference is observed in the subgroup analysis that compares those who enrolled and used the program (n=71) versus those who enrolled and did not use the program (n=70) (see *Table 1*, columns 3,4). Program users experienced an average $3,384 decrease in incurred medical expenses between 2011 and 2012, whereas nonusers incurred a $282 increase in costs. The overall difference in incurred medical expenses between users and nonusers was $3,666 (95 % CI $643 to 5,149). A scatter plot of the difference in claims costs between 2011 and 2012 (see *Figure 2*) depicts the actual observations.

General linear modeling was employed in order to further study the claims cost difference between users and nonusers of the technology, while controlling for potential effects of aged and gender. As seen in probability distribution (see *Figure 4*), claims differences for users and

Figure 3: Scatterplot of Users and Nonusers of the Mobile Health Diabetes Management Intervention


80,000
60,000
40,000
20,000
0
2012 paid claims ($)
Higher costs in 2012
20,000
40,000
60,000
80,000
2011 paid claims ($)
Users
Nonusers

Scatterplot of users and nonusers of the mobile health diabetes management intervention depicts the higher likelihood of nonusers to have increased claims cost in 2012, compared with 2011.

Figure 4: Claims Differences for Users and Nonusers of Mobile Health Diabetes Management Intervention


40-05
30-05
20-05
10-05
0
Distribution
-60,000
-40,000
-20,000
0
20,000
40,000
Claim difference ($)
User claims difference
Nonuser claims difference

Claims differences distributions for users and nonusers of mobile health diabetes management intervention depicts the multimodal nature of the claims differences. The bulk of the cost difference between those who used the program and those who did not is associated with the significant (p<0.01) increase in the number of claims in the $20,000–55,000 range experienced by nonusers (red curve).

nonusers of the mHealth DM program have multimodal distribution. Using a proportionally weighted t-test based on the mixture model estimates of mean, variability, and mixture proportions, users of the mHealth DM program demonstrated significant claims cost reduction between 2011 and 2012 ($p<0.001$). The proportionally weighted estimated average cost for high-risk nonusers was $18,036, with the corresponding average cost for users, within the same model, was $14,892.

Discussion

Deployment of an mHealth-based population management intervention for diabetes in an employed population of 150 was associated with a year-over-year $1,595 decrease in allowed employer-funded medical charges, rather than the 6 % increase (approximately $1,000 per person) in allowed charges that would have been expected based on national averages. When analyzing the results on a subgroup basis, those who enrolled and used the program demonstrated a $3,384 average decrease in 12 month claims between 2011 and 2012, while those who enrolled but did not use the program (i.e. did not transmit data) demonstrated a $282 per person increase in costs over the same period of time ($p<0.001$). The 31 individuals who declined enrollment in the program experienced a slight, but statistically insignificant, reduction in annual charges between 2011 and 2012. While the overall $1,595 difference in claims on an ITT basis was highly encouraging (i.e. considering all program enrollees), the analysis of program users versus nonusers is particularly telling. All of the overall difference is attributable to year-over-year reduction in medical claims within this subgroup, suggesting that the intervention is highly likely to be causally associated with this reduction in medical claims.

These findings may be surprising to those familiar with multicenter clinical trials that suggest tight control of diabetes reduces long-term, rather than near-term, costs and complications of diabetes.[1-3] Those trials, conducted in academic centers, enrolled patients who were already compliant with then-standard blood glucose control and who were motivated to attempt even better control of their condition. The subjects in this study were clearly far less compliant in general and would have been unlikely to meet the stringent enrollment criteria for the National Institutes of Health (NIH)-sponsored trials. Essentially, this study is comparing the effect of some degree of diabetes control versus little to no control in a difficult-to-manage population. No clinical trial has (or could ever) measure the near-term costs of control versus no control for type 2 diabetes, because of the ethical concerns associated with maintaining a control group of people with minimally treated diabetes.

The difference between our approach and previous diabetes DM programs is: 1) data collection is achieved through cost-efficient, cloud-connected cellular devices that cost no more than standard premium glucose meters, 2) artificial intelligence-driven data analytics are used to target the attention of DM personnel, and 3) much of the required coaching and guidance can be delivered automatically to the patient via the mHealth device, rather than by manual phone call. Thus, DM personnel are able to focus their activities on those patients in need of guidance, rather than use costly resources to engage the entire population.

Because this is not a randomized controlled trial, there is no means of controlling the various sources of bias and confounding that may exist between those who enrolled, but then did not use the intervention and those who both enrolled and used the intervention. At baseline, the claims experience among nonenrollees, enrollees, and the user versus nonuser subgroups was similar, as was their demographic makeup. It is likely that those who used the intervention were more motivated to do something positive to control their diabetes than those who did not use the intervention. This motivation may well have influenced other areas of their lives, such as medication adherence, glucose control, diet, and exercise.

If this self-selection bias is plays a major role, the results we observed might not be caused by our intervention, but rather by other behavioral characteristics of the 50 % of the population who complied with (participated in) the mHealth intervention. It is well known that 'compliers' typically do better than 'noncompliers' in a study of this nature. However, spontaneous, meaningful year-over-year medical cost reduction in diabetic populations has not previously been reported, to our knowledge. Moreover, the significant improvement in medical costs when the study is analyzed on an ITT basis should be highly encouraging, since this analysis includes those initially unwilling to use the technology. Presumably as call center encouragement and increasing levels of employer incentives are directed at the more resistant members of the population, overall results on an ITT basis will improve as well. The initial 50 % adoption of the mHealth technology must be interpreted in light of nationwide compliance with home glucose monitoring at 30 % or less.[16]

The findings reported are from phase I implementation in which the cellular-enabled diabetes monitoring technology was distributed to all employees with diabetes who consented to participate. Call center interventions were limited to advice about out-of-range values in order to determine the level of adherence that could be obtained with this level of intervention. The second phase of the deployment (ongoing) targets center outreach toward those not testing or testing infrequently. In phase II, a variety of motivational approaches will be deployed, including gamification and social networking to improve participation.

Our findings are consistent with those of previous peer-reviewed studies that have demonstrated the potential of an mHealth remote monitoring approach for diabetes, but which lacked an 'all-in-one' solution to actually implement that approach. Studies involving SMS messaging,[17] attempts to attach a glucose meter to a cell phone,[18] or manual capture of glucose data via a cell phone app have all shown meaningful improvements in adherence and reductions in glycated hemoglobin (HbA_{1c}).[13]

Recently, Toscos and coworkers performed a 12-month trial with a prototype of our device, connecting an external cellular radio to a glucose meter at least once a week, transmitting the data to a central server, and providing the patient and family with a simple trend-monitoring report.[12] Those who were assigned to this technology demonstrated a similar 10 % reduction in average blood glucose (measured by HbA_{1c}), compared with patients who used traditional glucose meters and did not receive automated feedback. These results were both encouraging and statistically significant.

We are struck by the similarity of our findings related to savings, compared with the findings initially reported by the Sokol[7] and California Public Employees' Retirement System (calPERS)[8] studies

on cost savings associated with diabetes care compliance. The study methodologies were quite different in that Sokol and calPERS ascertained compliance based on prescription renewal, whereas our analysis classified those who actually turned on the glucose meter and transmitted test results as adherent. However, given the difference in definitions and ascertainment, the similarity in observed medical cost reduction is remarkable.

In our intervention, the glucose meter and testing supplies are charged to the employer at a price similar to that of the traditional glucose meters and test strips that are routinely reimbursed under employer-sponsored health insurance. The call center monitoring used in our study cost the employer less than $500 per year, over and above the cost of standard care. Thus, even with the initial 50 % adoption rate, there is a threefold positive return on investment (ROI) in the first 12 months. Given the difference observed in medical expenses, it is reasonable to assume that there was also a difference in absenteeism and worker productivity, costs that are estimated at $3,136 per worker. Increased program participation through call center outreach, social networking, and gamification may well increase that ROI. ■

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